Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Reports Second Quarter 2014 Results

HOUSTON- August 4, 2014--Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today reported financial and operational results for the quarter ended June 30, 2014.

Mr. Scott W. Smith, President and CEO, commented, “We are very pleased to announce the $278 million East Texas and North Louisiana acquisition that will be immediately accretive to Vanguard’s cash flow upon close. This acquisition features both mature, long life natural gas and oil properties along with an inventory of low risk behind pipe development projects and a drilling inventory of vertical and potentially horizontal wells that can be developed over the next several years. This transaction is an excellent addition to our current portfolio of assets and establishes another core area from which we can continue to build upon in the future.”

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	($ in thousands, except per unit data) (Unaudited)
Production (MMcfe/d)	315	219	292	209
Oil, natural gas and natural gas liquids sales	$161,519	$116,737	$314,259	$213,419
Net gains (losses) on commodity derivative contracts	$(38,398)	$58,595	$(94,436)	$29,320
Operating expenses	$50,822	$36,473	$96,278	$69,989
Selling, general and administrative expenses	$7,864	$6,900	$15,902	$13,449
Depreciation, depletion, amortization, and accretion	$51,508	$42,911	$95,118	$81,604
Net Income (Loss) Attributable to Common and Class B Unitholders	$(9,333)	$81,149	$3,825	$54,126
Adjusted Net Income Attributable to Common and Class B Unitholders (1)	$21,965	$19,102	$46,568	$35,990
Adjusted Net Income Attributable to Common and Class B Unitholders, per unit (1)	$0.27	$0.27	$0.59	$0.53
Adjusted EBITDA(1)	$97,690	$80,282	$187,552	$152,714
Interest expense, including settlements paid on interest rate derivative contracts	$17,564	$16,925	$34,813	$33,310
Estimated maintenance capital expenditures	$31,337	$14,770	$60,151	$29,418
Distributions to Preferred unitholders	$4,596	$152	$6,558	$152
Distributable Cash Flow Available to Common and Class B Unitholders (1)	$46,143	$48,435	$87,980	$89,834
Distributable Cash Flow per common and Class B unit (1)	$0.57	$0.65	$1.09	$1.25
Common and Class B unit distribution coverage (1)	0.90x	1.05x	0.87x	1.03x
Weighted average common and Class B units outstanding at record date attributable to distribution period	81,344	74,821	80,608	71,652

(1)
Non-GAAP financial measures. Please see Adjusted Net Income Attributable to Common and Class B Unitholders, Adjusted EBITDA and Distributable Cash Flow Available to Common and Class B Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Second Quarter 2014 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 22% to $97.7 million in the second quarter of 2014 from $80.3 million in the second quarter of 2013 and increased 9% from the $89.9 million recorded in the first quarter of 2014.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) decreased 5% to $46.1 million from the $48.4 million generated in the second quarter of 2013 and increased 10% from the $41.8 million generated in the first quarter of 2014.

•
We reported a net loss attributable to common and Class B unitholders for the quarter of $9.3 million or $(0.12) per basic unit compared to a reported net income of $81.1 million or $1.14 per basic unit in the second quarter of 2013.

•
Adjusted Net Income Attributable to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $22.0 million in the second quarter of 2014, or $0.27 per basic unit, as compared to $19.1 million, or $0.27 per basic unit, in the second quarter of 2013. The second quarter of 2014 includes net non-cash losses of $31.3 million that are adjustments to arrive at Adjusted Net Income Attributable to Common and Class B Unitholders. The second quarter of 2013 results included net non-cash gains of $62.2 million.

•
Reported average production of 315 MMcfe per day in the second quarter of 2014, up 44% over 219 MMcfe per day produced in the second quarter of 2013 and an 18% increase over 268 MMcfe per day produced in the first quarter of 2014. On an Mcfe basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 17%, 68%, and 15% of our second quarter 2014 production, respectively.

During the quarter, we produced 19,649 MMcf of natural gas, an increase of 49% from the 13,176 MMcf of natural gas produced in the second quarter of 2013, 806 MBbls of oil, an increase of 1% from the 798 MBbls of oil produced in the second quarter of 2013, and 696 MBbls of NGLs, an increase of 114% from the 326 MBbls of NGLs produced in the second quarter of 2013.

Including the impact of our natural gas hedges in the second quarter of 2014, we realized an average price of $3.48 per Mcf on natural gas sales, compared to the unhedged realized average price of $3.55 per Mcf. Our hedged realized average price for oil was $84.40 per barrel, compared to the unhedged realized average price of $91.74 per barrel. The impact of our NGL hedges resulted in an average realized price of $25.37 per barrel of NGLs sales, compared to the unhedged realized average price of $25.49 per barrel.

2014 Six Month Highlights:

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 23% to $187.6 million in the first half of 2014 from $152.7 million in the first half of 2013.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) for the first six months of 2014 decreased 2% to $88.0 million from the $89.8 million generated in the first half of 2013.

•
We reported net income attributable to common and Class B unitholders for the first six months of 2014 of $3.8 million or $0.05 per basic unit compared to a reported net income of $54.1 million or $0.80 per basic unit in the first half of 2013.

•
Adjusted Net Income Attributable to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $46.6 million for the first six months of 2014, or $0.59 per basic unit, as compared to $36.0 million, or $0.53 per basic unit, in the comparable period of 2013. The 2014 results include net non-cash charges of $42.7 million that are adjustments to arrive at Adjusted Net Income Attributable to Common and Class B Unitholders. Results for the first half of 2013 included net non-cash gains of $18.9 million.

•
Reported average production of 292 MMcfe per day in the first six months of 2014, up 40% over 209 MMcfe per day produced in the first six months of 2013. On an Mcfe basis, crude oil, natural gas and NGLs accounted for 18%, 68%, and 14% of our production for the first six months of 2014, respectively.

During the first six months of 2014, we produced 35,689 MMcf of natural gas, an increase of 42% from the 25,167 MMcf of natural gas produced in the first six months of 2013, 1,581 MBbls of oil, an increase of 4% from the 1,523 MBbls of oil produced in the first six months of 2013, and 1,268 MBbls of NGLs, an increase of 118% from the 583 MBbls of NGLs produced in the first six months of 2013.

Including the impact of our natural gas hedges in the first six months of 2014, we realized an average price of $3.45 per Mcf on natural gas sales, compared to the unhedged realized average price of $3.74 per Mcf. Our hedged realized average price for oil was $84.36 per barrel, compared to the unhedged realized average price of $89.90 per barrel. The impact of our NGL hedges resulted in an average realized price of $30.10 per barrel of NGLs sales, compared to the unhedged realized average price of $30.55 per barrel.

Capital Expenditures

Total capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $36.4 million in the second quarter of 2014 compared to $14.8 million for the comparable quarter of 2013 and $31.2 million for the first quarter of 2014. Estimated maintenance capital expenditures in the second quarter of 2014 totaled $31.3 million. The balance of $5.1 million was attributable to growth capital expenditures associated with the Pinedale Acquisition in the Green River Basin during the second quarter of 2014. Total capital expenditures were approximately $67.7 million for the first six months of 2014 compared to $29.4 million in the comparable period of 2013.

We currently anticipate a total capital expenditures budget for the remainder of 2014 to range between $65.0 million and $70.0 million, excluding any potential future acquisitions. We expect to spend approximately 60% of the remaining 2014 capital budget on the newly acquired assets in the Pinedale Acquisition in the Green River Basin, participating as a non-operated partner in the drilling and completion of vertical natural gas wells. Additionally, we expect to spend approximately 20% of the remaining 2014 capital budget in the Permian Basin, 5% in the Big Horn Basin and the balance in our other operating areas.

Recent Activities

Acquisitions

On May 1, 2014, we completed an asset exchange transaction with Marathon Oil Company in which we acquired natural gas and NGLs properties in the Wamsutter natural gas field in Wyoming in exchange for 75% of our working interests in the Gooseberry Field properties in Wyoming. The total consideration for this transaction was the mutual exchange and assignment of interests in the properties and a net cash consideration of $9.6 million paid to Marathon Oil Company. The cash consideration was funded with borrowings under our existing Reserve-Based Credit Facility and is subject to customary final post-closing adjustments to be determined based on an effective date of January 1, 2014.

On July 30, 2014, we entered into a purchase and sale agreement to acquire natural gas and oil properties in North Louisiana and East Texas for a purchase price of $278.0 million from an undisclosed seller. The properties consist of approximately 23,000 net acres that are currently producing approximately 17.5 MMcfe per day with approximately 67% natural gas and 33% oil and NGLs. Based on internal estimates, total proved reserves being acquired are approximately 150 Bcfe of which 57% are currently proved developed. The effective date of the acquisition is June 1, 2014 and we anticipate closing this acquisition on or before October 1, 2014. We intend to fund this acquisition with borrowings under our existing reserve-based credit facility.

Non-Operated Permian Activity

We signed an agreement with Athlon Energy where Athlon will carry Vanguard for five oil wells (two in Andrews County, Texas and three in Glasscock County, Texas) with a working interest of approximately 30%. One well in Andrews County and one well in Glasscock County have already been drilled and are currently waiting on completion. The third well is expected to begin drilling in September. We anticipate that all five wells under this agreement will be completed by the end of the year.

Additional non-operated activity has occurred with the drilling and completion of the Caprock St #1H in the Lockridge Block of Ward County, Texas operated by Atlantic Exploration, LLC. This well began flowing back in late July and Vanguard has an approximate 24% working interest. Initial results have been very good with a high seven day average IP rate of approximately 750 barrels of oil per day and 1,050 Mcf per day. Diamondback Energy, Inc has also drilled the Brown & Martin 21-1H well in Dawson County and completions are currently underway. Vanguard has approximately a 16.4% working interest in this well.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility on our cash flow price with derivative contracts through 2017 for oil and natural gas production and through 2015 for NGLs production. Specifically, we have implemented a hedging program for approximately 85% of our anticipated production of crude oil through 2015, approximately 80% of our natural gas production through 2017 and approximately 6% of our NGLs production through 2015. At June 30, 2014, the fair value of commodity derivative contracts was a liability of approximately $2.9 million, of which $22.8 million of net current liability settles during the next twelve months. Currently, we use fixed-price swaps, basis swap contracts, three-way collars, swaptions, call options sold, put options sold and range bonus accumulators to hedge oil, natural gas and NGLs prices.

New commodity derivative contracts put in place during the three months ended June 30, 2014 are as follows:

	Year 2014	Year 2015	Year 2016	Year 2017
Gas Positions:
Three-Way Collars
Notional Volume (MMBtu)	2,450,000	—	—	—
Floor Price ($/MMBtu)	$4.21	$—	$—	$—
Ceiling Price ($/MMBtu)	$5.00	$—	$—	$—
Put Sold ($/MMBtu)	$3.50	$—	$—	$—
Basis Swaps
Northwest Rocky Mountain Pipeline and NYMEX Henry Hub Basis Differential
Notional Volume (MMBtu)	—	—	14,640,000	10,950,000
Fixed Price ($/MMBtu)	$—	$—	$(0.21)	$(0.22)

Oil Positions:
Three-Way Collars
Notional Volume (Bbls)	—	733,000	366,000	—
Floor Price ($/Bbl)	$—	$92.35	$90.00	$—
Ceiling Price ($/Bbl)	$—	$98.79	$98.11	$—
Put Sold ($/Bbl)	$—	$76.63	$77.50	$—
For a summary of all commodity and interest rate derivative contracts in place at June 30, 2014, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on or about August 5, 2014.

Liquidity Update

As of July 31, 2014, there were $715.0 million of outstanding borrowings and $807.2 million of borrowing capacity under the reserve-based credit facility, after consideration of a $2.8 million reduction in availability for letters of credit and a $1.525 billion borrowing base. We also have approximately $10.0 million in available cash.

Total net proceeds received under our At-The-Market (“ATM”) Equity Program were approximately $34.6 million, $65.9 million and $32.6 million, after commissions, for the first quarter 2014, second quarter 2014 and July 2014, respectively. In total for 2014, we have raised net proceeds of $133.1 million, after commissions, from the sales of 4,360,247 common units. Additionally, we raised $0.7 million, after commissions, from the sales of 28,034 Series A Preferred Units during 2014.

Cash Distributions

On July 16, 2014, our board of directors declared a cash distribution for our common and Class B unitholders attributable to the month of June 2014 of $0.21 per common and Class B unit ($2.52 on an annualized basis) expected to be paid on August 14, 2014 to Vanguard unitholders of record on August 1, 2014.

Also on July 16, 2014, our board of directors declared a cash distribution for our preferred unitholders of $0.1641 per Series A Preferred Unit and $0.15885 per Series B Preferred Unit to be paid on August 15, 2014 to Vanguard preferred unitholders of record on August 1, 2014.

Conference Call Information

Vanguard will host a conference call on Tuesday (August 5, 2014) to discuss its second quarter 2014 financial results, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (888) 389-5988 or (719) 325-2448, for international callers, using access code 6783598 and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until September 4, 2014 and may be accessed by calling (888) 203-1112 or (719) 457-0820, for international callers, and using access code 6783598. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Green River Basin in Wyoming, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Gulf Coast Basin in Texas and Mississippi, the Piceance Basin in Colorado, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please see “Risk Factors” in the Company’s public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics (a)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$91.74	$87.38	$89.90	$84.19
Natural Gas (Price/Mcf)	$3.55	$2.73	$3.74	$2.52
NGLs (Price/Bbl)	$25.49	$33.85	$30.55	$37.17
Average realized prices, including hedges (b):
Oil (Price/Bbl)	$84.40	$86.31	$84.36	$82.96
Natural Gas (Price/Mcf)	$3.48	$3.17	$3.45	$3.34
NGLs (Price/Bbl)	$25.37	$34.23	$30.10	$37.41
Average NYMEX prices:
Oil Price (Price/Bbl)	$103.01	$94.20	$100.89	$94.26
Natural Gas Price (Price/Mcf)	$4.67	$4.09	$4.86	$3.73
Total production volumes:
Oil (MBbls)	806	798	1,581	1,523
Natural Gas (MMcf)	19,649	13,176	35,689	25,167
NGLs (MBbls)	696	326	1,268	583
Combined (MMcfe)	28,664	19,916	52,786	37,802
Average daily production volumes:
Oil (Bbls/day)	8,860	8,765	8,737	8,414
Natural Gas (MMcf/day)	216	145	197	139
NGLs (Bbls/day)	7,652	3,579	7,007	3,220
Combined (MMcfe/day)	315	219	292	209

(a)	During 2014 and 2013, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included from the closing date of the acquisition forward.

(b)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Oil sales	$73,963	$69,701	$142,163	$128,217
Natural gas sales	69,806	36,010	133,348	63,534
NGLs sales	17,750	11,026	38,748	21,668
Net gains (losses) on commodity derivative contracts	(38,398)	58,595	(94,436)	29,320
Total revenues	123,121	175,332	219,823	242,739

Costs and expenses:
Production:
Lease operating expenses	34,293	26,509	64,715	50,682
Production and other taxes	16,529	9,964	31,563	19,307
Depreciation, depletion, amortization, and accretion	51,508	42,911	95,118	81,604
Selling, general and administrative expenses	7,864	6,900	15,902	13,449
Total costs and expenses	110,194	86,284	207,298	165,042

Income from operations	12,927	89,048	12,525	77,697

Other income (expense):
Interest expense	(16,549)	(15,963)	(32,808)	(31,401)
Net gains (losses) on interest rate derivative contracts	(1,121)	2,412	(1,579)	2,127
Gains on acquisitions of oil and natural gas properties	—	5,827	32,114	5,827
Other	6	(23)	131	28
Total other income (expense)	(17,664)	(7,747)	(2,142)	(23,419)
Net income (loss)	$(4,737)	$81,301	$10,383	$54,278
Distributions to Preferred unitholders	(4,596)	(152)	(6,558)	(152)
Net income (loss) attributable to Common and Class B unitholders	$(9,333)	$81,149	$3,825	$54,126

Net income (loss) per Common and Class B unit – basic and diluted	$(0.12)	$1.14	$0.05	$0.80

Weighted average Common units outstanding
Common units – basic & diluted	80,536	70,798	79,865	67,601
Class B units – basic & diluted	420	420	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$22,113	$11,818
Trade accounts receivable, net	91,337	70,109
Derivative assets	9,432	21,314
Other current assets	3,597	2,916
Total current assets	126,479	106,157

Oil and natural gas properties, at cost	3,213,473	2,523,671
Accumulated depletion, amortization and impairment	(804,814)	(713,154)
Oil and natural gas properties evaluated, net – full cost method	2,408,659	1,810,517

Other assets
Goodwill	420,955	420,955
Derivative assets	25,030	60,474
Other assets	29,196	91,538
Total assets	$3,010,319	$2,489,641

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$18,051	$9,824
Affiliates	401	249
Accrued liabilities:
Lease operating	14,905	12,882
Development capital	19,894	10,543
Interest	11,646	11,989
Production and other taxes	23,371	16,251
Derivative liabilities	35,794	10,992
Oil and natural gas revenue payable	21,627	23,245
Distribution payable	17,996	16,499
Other	13,882	12,929
Total current liabilities	177,567	125,403

Long-term debt	1,273,011	1,007,879
Derivative liabilities	7,931	4,085
Asset retirement obligations, net of current portion	106,775	82,208
Other long-term liabilities	—	1,731
Total liabilities	1,565,284	1,221,306
Commitments and contingencies
Members’ equity
Series A Preferred units, 2,561,661 units issued and outstanding at June 30, 2014 and 2,535,927 at December 31, 2013	61,682	61,021
Series B Preferred units, 7,000,000 units issued and outstanding at June 30, 2014	169,265	—
Common units, 82,017,879 units issued and outstanding at June 30, 2014 and 78,337,259 at December 31, 2013	1,206,473	1,199,699
Class B units, 420,000 issued and outstanding at June 30, 2014 and December 31, 2013	7,615	7,615
Total members’ equity	1,445,035	1,268,335
Total liabilities and members’ equity	$3,010,319	$2,489,641

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, we fund premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions, and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under our Reserve-Based Credit Facility. For the purposes of calculating Adjusted EBITDA, we consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to our underlying oil and natural gas properties; therefore, they are not deducted in arriving at our Adjusted EBITDA. Our Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When we assume derivative contracts as part of a business combination, we allocate a part of the purchase price and assign them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in our Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether we entered into them or we assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows which may increase or decrease the amount we have available to fund distributions.

However, for purposes of calculating Adjusted EBITDA, we consider both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of our oil and natural gas properties are presented in our Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining our Adjusted EBITDA differs from the presentation in our consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

Distributable Cash Flow Available to Common and Class B Unitholders

We present Distributable Cash Flow Available to Common and Class B Unitholders in addition to our reported net income (loss) in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•Net gains and losses on acquisition of oil and natural gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value on phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions;

Less:
•Estimated maintenance capital expenditures;

•Distributions to Preferred unitholders;

Plus:
•Proceeds from the sale of leasehold interests.

Distributable Cash Flow Available to Common and Class B Unitholders is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. However, Distributable Cash Flow Available to Common and Class B Unitholders should not be viewed as indicative of the amount that we plan to distribute for a given period. Distributable Cash Flow Available to Common and Class B Unitholders is not intended to be a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a metric commonly used by investors and the analyst community to assess our financial performance from period to period.

The amount of cash that we have available for distribution depends primarily on our cash flow, including cash from reserves and working capital or other borrowings, and not solely on our GAAP net income, which is affected by non-cash items. As a result, we may be unable to pay distributions even when we record net income, and we may be able to pay distributions during periods when we incur net losses. Our board of directors determines the appropriate level of distributions on a periodic basis in accordance with the provisions of our limited liability company agreement. Management considers the timing and size of capital expenditures and long-term views about expected results in determining the amount of distributions. Capital spending and the resulting production and net cash provided by operating activities do not typically occur evenly throughout the year due to a variety of factors which are difficult to predict, including rig availability, weather, well performance, the timing of completions and the commodity price environment. Consistent with practices common to publicly traded partnerships, our board of directors historically has not varied the distribution it declares period to period based on uneven available distributable cash flow. Our board of directors reviews historical financial results and forecasts for future periods, including development activities, as well as considers the impact of significant acquisitions in making a determination to increase, decrease or maintain the current level of distribution. In instances following acquisitions and development activities, our board of directors reviews any excess in distributable cash flows after distributions to unitholders in those periods, as well as forecasts of expected future net cash flows to determine if increases in distributions could be made. If shortfalls are sustained over time and forecasts demonstrate expectations for continued future shortfalls, our board of directors may determine to reduce, suspend or discontinue paying distributions. Our board of directors may decide to retain the excess in distributable cash flows after distributions to unitholders for our future operations, future capital expenditures, future debt service or other future obligations. Any shortfalls are funded with cash on hand and/or with borrowings under our reserve-based credit facility.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and
Distributable Cash Flow Available to Common and Class B Unitholders
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income (loss)	$(4,737)	$81,301	$10,383	$54,278
Plus:
Interest expense	16,549	15,963	32,808	31,401
Depreciation, depletion, amortization, and accretion	51,508	42,911	95,118	81,604
Net (gains) losses on commodity derivative contracts	38,398	(58,595)	94,436	(29,320)
Cash settlements on matured commodity derivative contracts(b)(c)	(7,410)	4,971	(19,380)	18,721
Net (gains) losses on interest rate derivative contracts(d)	1,121	(2,412)	1,579	(2,127)
Gain on acquisition of oil and natural gas properties	—	(5,827)	(32,114)	(5,827)
Texas margin taxes	130	76	(281)	(241)
Compensation related items	2,131	1,775	5,003	3,503
Material transaction costs incurred on acquisitions	—	119	—	722
Adjusted EBITDA	$97,690	$80,282	$187,552	$152,714
Less:
Interest expense, including settlements paid on interest rate derivatives	(17,564)	(16,925)	(34,813)	(33,310)
Estimated maintenance capital expenditures (e)	(31,337)	(14,770)	(60,151)	(29,418)
Distributions to Preferred unitholders	(4,596)	(152)	(6,558)	(152)
Proceeds from sale of leasehold interests	1,950	—	1,950	—
Distributable Cash Flow Available to Common and Class B Unitholders	$46,143	$48,435	$87,980	$89,834
Distributions to Common and Class B unitholders	51,247	46,015	101,365	87,595
Excess (shortfall) of distributable cash flow after distributions to unitholders	$(5,104)	$2,420	$(13,385)	$2,239

Distributable Cash Flow per Common and Class B unit	$0.57	$0.65	$1.09	$1.25
Common and Class B unit Distribution Coverage	0.90x	1.05x	0.87x	1.03x

(a) Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b) Excludes premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. We consider the cost of premiums paid for derivatives as an investment related to our underlying oil and natural gas properties.	$—	$55	$—	$109
(c) Excludes the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. We consider the amounts paid to sellers for derivative contracts assumed with business combinations a part of the purchase price of the underlying oil and natural gas properties.	$5,983	$7,504	$10,864	$15,428
(d) Includes settlements paid on interest rate derivatives	$1,015	$962	$2,005	$1,909

(e) Estimated maintenance capital expenditures are intended to represent the amount of capital required to offset the decrease in cash flow from the prior year due to the change in natural gas, oil and NGLs prices and the decline in proved developed producing production. These costs, which are incorporated in our annual capital budget as approved by the board of directors, include development drilling, recompletions, workovers and various other procedures to generate new or improve existing cash flow on both operated and non-operated properties. Actual production decline rates and capital efficiency may materially differ from our projections and such estimated maintenance capital expenditures may not maintain our cash flow. Further, because estimated maintenance capital expenditures are not intended to target specific levels of reserves, if we do not acquire new proved or unproved reserves, our total reserves will decrease over time and we would be unable to sustain cash flow at current levels, which could adversely affect our ability to pay a distribution at the current level or at all.

Adjusted Net Income Attributable to Common and Class B Unitholders

We present Adjusted Net Income Attributable to Common and Class B Unitholders in addition to our reported net income (loss) attributable to common and Class B unitholders in accordance with GAAP. Adjusted Net Income Attributable to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income attributable to Common and Class B unitholders plus the following adjustments:

•	Change in fair value of commodity derivative contracts;

•	Change in fair value of interest rate derivative contracts;

•	Unrealized fair value on phantom units granted to officers;

•	Fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period;

•	Gains on acquisition of oil and natural gas properties; and

•	Material transaction costs incurred on acquisitions.

This information is provided because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to changes in the fair value of our derivative contracts. Adjusted Net Income Attributable to Common and Class B Unitholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) Attributable to Common and Class B Unitholders to
Adjusted Net Income Attributable to Common and Class B Unitholders
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income (Loss) Attributable to Common and Class B Unitholders	$(9,333)	$81,149	$3,825	$54,126
Plus (less):
Change in fair value of commodity derivative contracts	25,005	(61,183)	64,192	(26,136)
Change in fair value of interest rate derivative contracts	106	(3,374)	(426)	(4,036)
Unrealized fair value on phantom units granted to officers	204	714	227	1,713
Fair value of derivative contracts acquired that apply to contracts settled during the period	5,983	7,504	10,864	15,428
Gain on acquisition of oil and natural gas properties	—	(5,827)	(32,114)	(5,827)
Material transaction costs incurred on acquisitions	—	119	—	722
Adjusted Net Income Attributable to Common and Class B Unitholders	$21,965	$19,102	$46,568	$35,990

Net Income (Loss) Attributable to Common and Class B Unitholders, per unit	$(0.12)	$1.14	$0.05	$0.80
Plus (less):
Change in fair value of commodity derivative contracts	0.31	(0.86)	0.80	(0.38)
Change in fair value of interest rate derivative contracts	—	(0.05)	(0.01)	(0.06)
Unrealized fair value on phantom units granted to officers	—	0.01	—	0.02
Fair value of derivative contracts acquired that apply to contracts settled during the period	0.08	0.11	0.15	0.23
Gain on acquisition of oil and natural gas properties	—	(0.08)	(0.40)	(0.09)
Material transaction costs incurred on acquisitions	—	—	—	0.01
Adjusted Net Income Attributable to Common and Class B Unitholders, per unit	$0.27	$0.27	$0.59	$0.53

Weighted average common and Class B units outstanding	80,956	71,218	80,285	68,021

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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